                                                                   EXHIBIT 10.3
      ====================================================================




                   $1,000,000 14% SENIOR UNSECURED TERM NOTE
                                       BY
                      AASCHE TRANSPORTATION SERVICES, INC.
                                  IN FAVOR OF
                           AIM FINANCIAL CORPORATION

                                JANUARY 30, 1998





      ====================================================================

                                     INDEX

ARTICLE I        DEFINITIONS AND INTERPRETATION . . . . . . . . . . . . . . .  1
         SECTION 1.01.    Defined Terms . . . . . . . . . . . . . . . . . . .  1
         SECTION 1.02.    Accounting Terms  . . . . . . . . . . . . . . . . .  7
         SECTION 1.03.    Interpretation  . . . . . . . . . . . . . . . . . .  7

ARTICLE II       THE LOAN . . . . . . . . . . . . . . . . . . . . . . . . . .  8
         SECTION 2.01.    The Loan  . . . . . . . . . . . . . . . . . . . . .  8
         SECTION 2.02.    Evidence of Loan  . . . . . . . . . . . . . . . . .  8
         SECTION 2.03.    Interest  . . . . . . . . . . . . . . . . . . . . .  8
         SECTION 2.04.    Interest on Overdue Amounts . . . . . . . . . . . .  8
         SECTION 2.05.    Payments  . . . . . . . . . . . . . . . . . . . . .  9

ARTICLE III      CONDITIONS TO THE LOAN . . . . . . . . . . . . . . . . . . . 11
         SECTION 3.01.    Initial Conditions to Loan  . . . . . . . . . . . . 11
         SECTION 3.02.    General Conditions  . . . . . . . . . . . . . . . . 12

ARTICLE IV       REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . 13
         SECTION 4.01.    Organization; Corporate Powers  . . . . . . . . . . 13
         SECTION 4.02.    Authorization . . . . . . . . . . . . . . . . . . . 13
         SECTION 4.03.    Governmental Approval . . . . . . . . . . . . . . . 14
         SECTION 4.04.    Enforceability  . . . . . . . . . . . . . . . . . . 14
         SECTION 4.05.    Financial Matters . . . . . . . . . . . . . . . . . 14
         SECTION 4.06.    No Material Adverse Change  . . . . . . . . . . . . 14
         SECTION 4.07.    Subsidiaries  . . . . . . . . . . . . . . . . . . . 14
         SECTION 4.08.    Litigation  . . . . . . . . . . . . . . . . . . . . 14
         SECTION 4.09.    Compliance with Laws  . . . . . . . . . . . . . . . 14
         SECTION 4.10.    Environmental Protection  . . . . . . . . . . . . . 15
         SECTION 4.11.    Agreements  . . . . . . . . . . . . . . . . . . . . 15
         SECTION 4.12.    Federal Reserve Regulations . . . . . . . . . . . . 15
         SECTION 4.13.    Taxes . . . . . . . . . . . . . . . . . . . . . . . 15
         SECTION 4.14.    Labor and Employment  . . . . . . . . . . . . . . . 16
         SECTION 4.15.    Investment Company Act; Public Utility
                          Holding Company Act . . . . . . . . . . . . . . . . 16
         SECTION 4.16.    Capitalization  . . . . . . . . . . . . . . . . . . 16
         SECTION 4.17.    Properties  . . . . . . . . . . . . . . . . . . . . 16
         SECTION 4.18.    Intellectual Property; Licenses . . . . . . . . . . 16
         SECTION 4.19.    Solvency  . . . . . . . . . . . . . . . . . . . . . 17
         SECTION 4.20.    Complete Disclosure . . . . . . . . . . . . . . . . 17

ARTICLE V        AFFIRMATIVE COVENANTS. . . . . . . . . . . . . . . . . . . . 17
         SECTION 5.01.    Existence . . . . . . . . . . . . . . . . . . . . . 17
         SECTION 5.02.    Businesses and Properties; Compliance with Laws . . 17
         SECTION 5.03.    Insurance . . . . . . . . . . . . . . . . . . . . . 18

         SECTION 5.04.    Obligations and Taxes . . . . . . . . . . . . . . . 18
         SECTION 5.05.    Financial Statements; Reports . . . . . . . . . . . 19
         SECTION 5.06.    Litigation and Other Notices  . . . . . . . . . . . 20
         SECTION 5.07.    ERISA . . . . . . . . . . . . . . . . . . . . . . . 20
         SECTION 5.08.    Maintaining Records; Access to Premises
                          and Inspections . . . . . . . . . . . . . . . . . . 21
         SECTION 5.09.    Use of Proceeds . . . . . . . . . . . . . . . . . . 21

ARTICLE VI       NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . 21
         SECTION 6.01.    Indebtedness  . . . . . . . . . . . . . . . . . . . 21
         SECTION 6.02.    Negative Pledge . . . . . . . . . . . . . . . . . . 22
         SECTION 6.03.    Sale of Assets  . . . . . . . . . . . . . . . . . . 22
         SECTION 6.04.    Consolidations, Mergers or Purchases of Assets  . . 22
         SECTION 6.05.    Restricted Payments . . . . . . . . . . . . . . . . 23
         SECTION 6.06.    Investments, Loans and Advances . . . . . . . . . . 23
         SECTION 6.07.    Transactions with Affiliates  . . . . . . . . . . . 23
         SECTION 6.08.    Line of Business  . . . . . . . . . . . . . . . . . 23
         SECTION 6.09.    Fiscal Year, Accounting . . . . . . . . . . . . . . 23
         SECTION 6.10.    Limitations on Sale of Assets, Distributions  . . . 23
         SECTION 6.11.    Issuance of Equity Interests  . . . . . . . . . . . 24
         SECTION 6.12.    Certain Documents . . . . . . . . . . . . . . . . . 24
         SECTION 6.13.    Operating Leases  . . . . . . . . . . . . . . . . . 24

ARTICLE VII      FINANCIAL COVENANTS  . . . . . . . . . . . . . . . . . . . . 24
         SECTION 7.1.     Tangible Net Worth  . . . . . . . . . . . . . . . . 24
         SECTION 7.2.     Minimal Annual Net Income . . . . . . . . . . . . . 24
         SECTION 7.3.     Leverage Ratio  . . . . . . . . . . . . . . . . . . 24

ARTICLE VIII     DEFAULTS . . . . . . . . . . . . . . . . . . . . . . . . . . 24
         SECTION 8.01.    Events of Default . . . . . . . . . . . . . . . . . 24
         SECTION 8.02.    Remedies Upon Default . . . . . . . . . . . . . . . 26

ARTICLE IX       MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . 27
         SECTION 9.01.    Notices . . . . . . . . . . . . . . . . . . . . . . 27
         SECTION 9.02.    Survival of Agreement . . . . . . . . . . . . . . . 28
         SECTION 9.03.    Successors and Assigns  . . . . . . . . . . . . . . 28
         SECTION 9.04.    Expenses of the Holder; Indemnity . . . . . . . . . 28
         SECTION 9.05.    Right of Setoff . . . . . . . . . . . . . . . . . . 29
         SECTION 9.06.    APPLICABLE LAW  . . . . . . . . . . . . . . . . . . 29
         SECTION 9.07.    Waivers . . . . . . . . . . . . . . . . . . . . . . 29
         SECTION 9.08.    Amendments  . . . . . . . . . . . . . . . . . . . . 29
         SECTION 9.09.    Severability  . . . . . . . . . . . . . . . . . . . 30
         SECTION 9.10.    Counterparts  . . . . . . . . . . . . . . . . . . . 30
         SECTION 9.11.    Headings  . . . . . . . . . . . . . . . . . . . . . 30
         SECTION 9.12.    CONSENT TO JURISDICTION . . . . . . . . . . . . . . 30
         SECTION 9.13.    WAIVER OF JURY TRIAL  . . . . . . . . . . . . . . . 30

         SECTION 9.14.    Interest Limitation . . . . . . . . . . . . . . . . 30
         SECTION 9.15.    Loan Documents  . . . . . . . . . . . . . . . . . . 31

                                   SCHEDULES


         4.07                     Subsidiaries
         4.10                     Environmental Protection
         4.16                     Capitalization
         6.01                     Indebtedness
         6.02                     Liens

                           SENIOR UNSECURED TERM NOTE

         THIS SENIOR UNSECURED TERM NOTE (as from time to time amended, modified, restated, supplemented and in effect, this "NOTE") is made as of January 30, 1998, by AASCHE TRANSPORTATION SERVICES, INC., a Delaware corporation (the "OBLIGOR"), in favor of AIM FINANCIAL CORPORATION, an Illinois corporation, and its successors and assigns (the "HOLDER").

                                    RECITALS

         A. The Obligor has requested that the Holder extend credit in the form of a term loan in the principal amount of $1,000,000, for the purposes and subject to the terms and conditions hereinafter set forth.

         B. The Holder is willing to make such term loan available to the Obligor and the Obligor is willing to accept such term loan from the Holder, subject to the terms and conditions hereinafter set forth.

         NOW, THEREFORE, for and in consideration of the matters set forth in the Recitals and the covenants and provisions herein set forth, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I
                         DEFINITIONS AND INTERPRETATION

         SECTION 1.01. DEFINED TERMS. As used in this Note, the following terms shall have the meanings specified below:

         "AFFILIATE" shall mean, with respect to any Person, any other Person (including any member of the immediate family of any such natural Person) which directly or indirectly beneficially owns or controls 10% or more of the total voting power of shares of capital stock of such Person having the right to vote for directors under ordinary circumstances, any Person controlling, controlled by or under common control with any such Person (within the meaning of Rule 405 under the Securities Act of 1933), and any shareholder, director or executive officer of any such Person.

         "BOARD" shall mean the Board of Governors of the Federal Reserve System of the United States.

         "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or legal holiday in the State of Illinois on which commercial banks are open for business in Chicago, Illinois.

         "CHANGE OF CONTROL" shall mean any of the following: (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange

Commission under the Securities Exchange Act of 1934, as amended) of 20% or more of the issued and outstanding shares of capital Stock of Obligor having the right to vote for the election of directors of Obligor under ordinary circumstances; (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of Obligor (together with any new directors whose election by the board of directors of Obligor or whose nomination for election by the stockholders of Obligor was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose elections or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office, (c) Obligor shall cease to own and control all of the economic and, except as provided in the Voting Trust Agreement as of the Closing Date, voting rights associated with all of the outstanding capital Stock of STS or (d) any member of Obligor's senior management (including those Persons for which key man life insurance is required to be maintained pursuant hereto) as of the Closing Date shall cease to constitute a member of Obligor's senior management, whether by reason of termination of employment, death, disability or otherwise.

         "CLOSING DATE" shall mean January 30, 1998.

         "DEFAULT" shall mean any event that with notice or lapse of time or both would constitute an Event of Default.

         "DEFAULT RATE" shall mean the Default Rate specified in SECTION 2.04.

         "DESIGNATED RATE" shall mean a fixed rate per annum equal to 14%.

         "DOLLARS" and the symbol "$" shall mean the lawful currency of the United States of America.

         "ENVIRONMENTAL LAWS" shall mean all laws relating to environmental, health or safety matters, including those relating to fines, orders, injunctions, penalties, damages, contribution, cost recovery, compensation, losses or injuries resulting from the release or threatened release of Hazardous Materials and to the generation, use, storage, transportation, or disposal of Hazardous Materials, in any manner applicable to the Obligor or its Subsidiaries or their respective properties, each as heretofore and hereafter amended or supplemented, and any analogous future or present local, state or federal statutes, rules and regulations promulgated thereunder or pursuant thereto, and any other present or future law, ordinance, rule, regulation, permit or permit condition, order or directive addressing environmental, health or safety issues.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

         "ERISA AFFILIATE" shall mean any corporation, trade or business that is treated as a single employer with the Obligor pursuant to Section 4001(b)(1) of ERISA.

         "EVENT OF DEFAULT" shall mean the Events of Default specified in
SECTION 8.01.

         "FINANCIAL OFFICER" shall mean the President, Chief Executive Officer or Chief Financial Officer of the Obligor.

         "FISCAL YEAR" or "FISCAL YEAR" shall mean each twelve-month period ending on December 31.

         "GUARANTY" shall mean any obligation, contingent or otherwise, of any Person guarantying or having the economic effect of guarantying any Indebtedness of any other Person in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, or (c) to maintain working capital, equity capital or other financial condition of the primary obligor so as to enable the primary obligor to pay such Indebtedness (including any obligation to make capital contributions, loans or other payments pursuant to a keep well guaranty or similar instrument); provided, however, that the term "Guaranty" shall not include a guaranty of payments under operating leases or endorsements for collection or deposit, in each case in the ordinary course of business.

         "HAZARDOUS MATERIALS" shall mean (a) any chemical, material or substance defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous waste," "restricted hazardous waste," "toxic pollutants," "contaminants," "pollutants," "toxic substances" or words of similar import under any applicable local, state or federal law or under the regulations adopted or publications promulgated pursuant thereto, including Environmental Laws, (b) any oil, petroleum or petroleum derived substances, any drilling fluids, produced waters or other wastes associated with the exploration, development or production of crude oil, any flammable substances or explosives, any radioactive materials, any hazardous wastes or substances, any toxic wastes or substances or any other materials or pollutants which (i) pose a hazard to any property of the Obligor or any of its Subsidiaries or to Persons on or about such properties, or (ii) cause such properties to be in violation of any Environmental Laws, (c) asbestos in any form which is or could become friable, radon gas, urea formaldehyde foam insulation, or transformers or other electrical equipment which contain any oil or dielectric fluid containing polychlorinated biphenyls, and (d) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority.

         "HOLDER" shall mean the Holder defined in the preamble of this Note.

         "INDEBTEDNESS" shall mean, with respect to any Person, without duplication (a) all obligations of such Person for borrowed money, or with respect to deposits with such Person or advances to such Person of any kind,
(b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than trade payables and accrued expenses incurred in the ordinary course of business not yet due and payable or not yet more than 60 days in arrears or with respect to which such Person is contesting in good faith the amount or validity thereof), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all obligations of such Person under leases that are classified as capital leases under generally accepted accounting principles,
(h) all Guaranties of such Person, (i) all obligations of such Person under any Interest Rate Protection Agreement, (j) all obligations of such Person under or with respect to letters of credit and bankers acceptances and (k) all obligations of the foregoing nature which are secured by property or other assets of the Obligor, regardless of whether the Obligor has expressly assumed such obligations; provided, however, that the term "Indebtedness" shall not include payments under operating leases in the ordinary course of business.

         "INTEREST PAYMENT DATE" shall mean the first Business Day of each calendar month.

         "INTEREST RATE PROTECTION AGREEMENT" shall mean any interest rate swap, cap, collar or similar interest rate hedging strategy or agreement now existing or hereafter entered into by any Person.

         "LASALLE DOCUMENTS" shall have the meaning set forth on SCHEDULE 6.01 as of the Closing Date.

         "LEVERAGE RATIO" shall mean the ratio of all Indebtedness of the Obligor to Tangible Net Worth.

         "LIEN" shall mean, with respect to any asset, any lien, mortgage, security interest, charge or encumbrance of any kind, including the rights of a vendor, lessor, or similar party under any conditional sale agreement or other title retention agreement or lease substantially equivalent thereto, any production or advance payment and any other right of or arrangement with any creditor to have his claim satisfied out of any property or assets, or the proceeds therefrom, prior to the general creditors of the owner thereof.

         "LOAN" shall mean the term loan made by the Holder to the Obligor under this Note.

         "LOAN ACCOUNT" shall mean that certain account of Holder, account number 1110014515031 in the name of Holder at The First National Bank of Chicago in Chicago, Illinois.

         "LOAN DOCUMENTS" shall mean collectively this Note, the Warrant and the reports, schedules, exhibits, certificates, financial statements and other agreements and instruments executed and/or delivered in connection herewith or therewith.

         "MANAGEMENT AGREEMENT" shall mean that certain Management Agreement dated as of the Closing Date between the Obligor and STS.

         "MARGIN STOCK" shall have the meaning assigned such term in Regulation
U.

         "MATERIAL ADVERSE EFFECT" shall mean (a) a material adverse effect upon the business, operations, prospects, properties, assets, liabilities, operating results, cash flows or condition (financial or otherwise) of the Obligor, (b) a material impairment of the ability of the Obligor to perform the obligations, or the impairment of the validity or enforceability of, or material impairment of the rights or remedies of, or benefits to, the Holder, under any Loan Document or (c) a material impairment of the ability of STS to perform its payment obligations under the Management Agreement as required by this Note.

         "MULTIEMPLOYER PLAN" shall mean a multiemployer plan (within the meaning of Section 3(37) of ERISA) that is maintained for employees of the Obligor or any ERISA Affiliate.

         "OBLIGATIONS" shall mean all obligations, liabilities and indebtedness of every nature of the Obligor from time to time owed to the Holder under this Note and the other Loan Documents including, without limitation, the principal amount of all debts, claims and indebtedness, accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable hereunder or thereunder.

         "OBLIGOR" shall mean the Obligor defined in the preamble of this Note.

         "PENSION PLAN" shall mean any Plan and any Multiemployer Plan that is subject to the provisions of Section 302 of ERISA or Title IV of ERISA.

         "PERMITTED LIENS" shall mean the Liens permitted by SECTION 6.02.

         "PERSON" shall mean and includes natural persons, corporations (business, municipal or not-for-profit), limited partnerships, general partnerships, limited liability companies, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts and other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

         "PLAN" shall mean any employee benefit plan (within the meaning of Section 3(3) of ERISA), other than a Multiemployer Plan, that is maintained for employees of the Obligor or any ERISA Affiliate.

         "PREPAYMENT EVENT" shall mean any (a) incurrence of Indebtedness not permitted in accordance with SECTION 6.01, (b) direct or indirect purchase, redemption, defeasance or prepayment of any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness required to be identified on SCHEDULE 6.01, (c) sale, transfer or other disposition of a material portion of Obligor's assets not permitted in accordance with SECTION 6.03, (d) merger, consolidation or combination with any Person, or purchase, lease or other acquisition of a material portion of the property or assets of any Person not permitted in accordance with SECTION 6.03, (e) declaration or payment of any kind to any shareholder or Affiliate of the Obligor, or setting apart of any sum in respect thereof, not permitted in accordance with SECTION 6.05, (f) issuance of equity or other securities not permitted in accordance with SECTION 6.11, or (g) Change of Control.

         "REGULATION D, G, T, U OR X" shall mean Regulation D, G, T, U or X of the Board, as each of the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

         "RELATED TRANSACTIONS" shall mean (a) the incurrence by Obligor on the Closing Date of not more than $5,375,000 in principal amount of additional Indebtedness in excess of the Loan and the other Indebtedness identified on
SCHEDULE 6.01 as of the Closing Date, (b) the incurrence by STS on the Closing Date of not more than $31,000,000 in principal amount of Indebtedness, (c) the acquisition by STS on the Closing Date of all or substantially all of the assets constituting or otherwise relating to the municipal solid waste transporting division of Jack Gray Transport, Inc. for an aggregate purchase price (together with related fees, costs and expenses) not in excess of $31,000,000, (d) the contribution by Obligor on the Closing Date of not more than $4,500,000 to the cash equity capital of STS and (e) the execution, delivery and effectiveness of the Management Agreement, all of the foregoing consummated pursuant to terms and conditions reasonably acceptable to the Holder.

         "REPORTABLE EVENT" shall mean any Reportable Event within the meaning of Section 4043(b) of Title IV of ERISA or the regulations issued thereunder, other than an event for which the 30 day notice contained in Subparts B and C of 29 C.F.R. Section 4083 is waived.

         "STOCKHOLDER'S EQUITY" shall mean the sum of the capital stock, capital in excess of par and stated value of shares of its capital stock, retained earnings and any other account, including any special account for common stock subject to redemption, which, in accordance with generally accepted accounting principles, constitutes stockholder's equity (or such other appropriate account designation), but shall specifically exclude all amounts due from officers, employees, stockholders (other than revenues due from stockholders in the ordinary course of business) and Affiliates.

         "STS" shall mean Specialty Transportation Services, Inc., an Illinois corporation.

         "SUBSIDIARY" shall mean, as to any Person (a) any corporation, more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (b) any partnership, association, joint venture, or other entity in which such Person and/or one or more Subsidiaries of such Person has greater than a 50% equity interest at the time.

         "TANGIBLE NET WORTH" shall mean, as of any particular date, the Obligor's Stockholder's Equity, minus the value of the Obligor's unamortized debt discount and expense, amounts owing or due from Affiliates, employees, directors or shareholders of the Obligor, unamortized deferred charges, goodwill, organization costs, research and development costs, noncompetition agreements, patents, copyrights, trademarks and other intangible items, including any write-up in the book value of any asset resulting from a revaluation thereof, all as determined in accordance with generally accepted accounting principles.

         "TAX SHARING AGREEMENT" shall mean a tax sharing agreement between the Obligor and STS dated on or prior to the Closing Date.

            "TAXES" shall mean the Taxes defined in SECTION 2.05(F).

         "TERMINATION DATE" shall mean July 1, 1999.

         "TRANSACTIONS" shall mean collectively the execution, delivery and performance by the Obligor of this Note, the Warrant and the other Loan Documents, the borrowing by the Obligor hereunder, and all other transactions contemplated by this Note, the Warrant and the other Loan Documents.

         "UNITED STATES" and "U.S." shall each mean the United States of America.

         "WARRANT" shall mean the Warrant issued by the Obligor to the Holder on the Closing Date, as amended, supplemented, restated or modified from time to time, all in form and substance acceptable to the Holder.

         "VOTING TRUST AGREEMENT" shall mean that certain Voting Trust Agreement regarding STS dated as of the Closing Date by and among the shareholders of STS and the other Persons signatory thereto.

         SECTION 1.02. ACCOUNTING TERMS. Except as otherwise herein specifically provided, each accounting term used herein shall have the meaning given it under generally accepted accounting principles in effect from time to time in the United States applied on a consistent basis; provided, however, that each reference in ARTICLES VI or VII hereof, or in the definition of any term used in ARTICLE VI or VII hereof, to generally accepted accounting principles, shall mean generally accepted accounting principles as in effect in the United States on the date hereof.

         SECTION 1.03. INTERPRETATION. In this Note and each other Loan Document, unless a clear contrary intention appears:

         (a)     The singular number includes the plural number and vice versa;

         (b) Reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by the Loan Documents, and reference to a Person in a particular capacity excludes such Person in any other capacity;

         (c)     reference to either gender includes the other gender;

         (d) reference to any agreement (including this Note and the Schedules and Exhibits and the other Loan Documents), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof and the other Loan Document;

         (e) reference to any law, rule, regulation, order, decree, requirement, policy, guideline, directive or interpretation means as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect on the determination date, including rules and regulations promulgated thereunder;

         (f) reference to any Article, Section, Schedule, or Exhibit means such Article or Section of this Note or Schedule or Exhibit to this Note;

         (g) "hereunder", "hereof", "hereto" and words of similar import shall be deemed references to this Note as a whole and not to any particular Article, Section or other provision hereof;

         (h) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term; and

         (i) relative to the determination of any period of time, "from" means "from and including" and "to" means "to but excluding".

                                   ARTICLE II
                                    THE LOAN

         SECTION 2.01. THE LOAN. Subject to the terms and conditions of this Note, the Holder shall make a term loan to the Obligor on the Closing Date in the initial principal amount of $1,000,000 (the "LOAN").

         SECTION 2.02. EVIDENCE OF LOAN. The Loan made by the Holder to the Obligor hereunder shall be evidenced by this Note. The Holder is hereby authorized by the Obligor (but not obligated) to, record on any schedules attached to this Note (or on a continuation of such schedules attached to this Note and made a part hereof), or otherwise record in the Holder's internal records, an appropriate notation evidencing the date and amount of each payment of principal of any portion of the Loan, each payment of interest on the Loan and the other information provided for on such schedule; provided, however, that the failure of the Holder to make such a notation or any error in such a notation shall not affect the obligation of the Obligor to repay the Loan in accordance with the terms of this Note.

         SECTION 2.03. INTEREST. Except as set forth in SECTION 2.04, the Obligor shall pay the Holder interest on the outstanding principal balance of the Loan at a rate per annum equal to the Designated Rate. The records of the Holder as to the interest rate applicable to the Loan shall be binding and conclusive absent manifest error. Interest shall be payable from the Closing Date to the Termination Date. Interest shall be computed on the basis of the actual number of days elapsed on the basis of a year consisting of 360 days, and shall be payable as provided in SECTION 2.05.

         SECTION 2.04. INTEREST ON OVERDUE AMOUNTS. If the Obligor shall default in the payment of the principal of or interest on the Loan or any other amount becoming due hereunder, by scheduled maturity, notice of prepayment, acceleration or otherwise, the Obligor shall on demand from time to time from the Holder pay interest, to the extent permitted by law, on such defaulted amount from the day after the due date thereof to the date of actual payment (after as well as before judgment) at a rate per annum computed on the basis of the actual number of days elapsed on the basis of a year consisting of 360 days, equal to the Designated Rate plus 4% per annum ("DEFAULT RATE").

         SECTION 2.05.    PAYMENTS.

         (a) PRINCIPAL AND INTEREST. If not sooner paid, the outstanding principal amount of the Loan shall be paid on the Termination Date. Interest on the Loan shall be payable monthly in arrears on each Interest Payment Date, commencing on February 1, 1998. All payments by the Obligor pursuant to this Note, whether in respect of principal, interest, or otherwise, shall be made without setoff, counterclaim or deduction in same day funds by the Obligor to the Holder. All such payments required to be made to the Holder shall be made not later than 2:00 p.m., Chicago time, on the date due by wire transfer to the Loan Account or such other account as the Holder shall specify from time to time by notice to the Obligor. Funds received after that time shall be deemed to have been received by the Holder on the next following Business Day. Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest, if any, in connection with such payment.

         (b) MANDATORY PAYMENTS. Upon the occurrence of any Prepayment Event, the principal amount outstanding hereunder, together with all accrued interest hereon and any accrued unpaid fees and all other liabilities of the Obligor accrued hereunder and under the other Loan Documents, shall automatically become due and payable, both as to principal and interest, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Obligor, anything contained herein to the contrary notwithstanding.

         (c) VOLUNTARY PAYMENTS. The Obligor may from time to time, upon at least three days' prior written notice to the Holder, voluntarily prepay the Loan in whole or in part without premium or penalty; provided that any partial prepayment shall be in an aggregate principal amount of at least $100,000 and in integral multiples of $25,000 in excess thereof. Any partial prepayment shall be applied to the principal amount of this Note. All prepayments of principal shall include interest accrued to the date of prepayment on the principal amount being prepaid. If the Obligor prepays the Loan in whole or in part, or if the maturity of the Loan is accelerated, the Obligor shall pay the Holder, at the time of any such prepayment or acceleration, a prepayment premium in an amount equal to (i) the product of 4% multiplied by the aggregate principal amount of the prepayment of the Loan, for any prepayment made prior to the first anniversary of the Closing Date and (ii) the product of 3% multiplied by the aggregate principal amount of the prepayment of the Loan, for any prepayment made thereafter.

         (d) REVIVAL OF PAYMENTS. To the extent that the Obligor makes a payment or payments to the Holder, which payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then, to the extent of such payment received, the Obligations or part thereof intended to be satisfied shall be revived and shall continue in full force and effect, as if such payments had not been received by the Holder.

         (e) ADDITIONAL AMOUNTS. If the implementation of or any change in any law or regulation or in the interpretation by any court or administrative or governmental authority charged with their administration shall either (i) impose, modify or deem applicable any reserve, special deposit, capital adequacy or similar requirement not existing on the date of this Note against any assets held by, deposits with or for the account of, or loans or commitments by, the Holder in connection with this Note or the Loan (including a request or requirement which affects the manner in which the Holder allocates capital resources to its commitments, including its obligations hereunder); or
(ii) impose on the Holder any other condition not existing on the date of this Note regarding this Note or the Loan and the result of any event referred to in clause (i) or (ii) above shall be to (A) increase the cost to the Holder of making or maintaining the Loan (which increase in cost shall be the result of the Holder's reasonable allocation of the aggregate of such costs increases resulting from such events), or (B) reduce any amounts payable by the Obligor hereunder, or (C) reduce the rate of return on the Holder's capital as a consequence of its making and maintaining of the Loan to a level below that which the Holder could have achieved but for such circumstances, then, upon demand by the Holder, the Obligor shall pay to the Holder, from time to time as specified by the Holder, additional amounts which shall be sufficient to compensate the Holder on an after-tax basis for such increased cost or reduction in payment or in rate of return. If any such amount is not paid on demand by the Holder, the Obligor shall pay the Holder interest at the interest rate specified in SECTION 2.04 on each such amount from the date when payment was due until paid in full. Each demand by the Holder hereunder shall be accompanied by a certificate setting forth in reasonable detail such increased cost or reduction in payment or in rate of return as a result of any event mentioned in clause (i) or (ii) above and shall, absent manifest error, be conclusive. In determining such amounts, the Holder may use any reasonable average and attribution methods.

         (f) TAXES ON PAYMENTS. All payments made by the Obligor under this Note shall be made free and clear of, and without deduction or withholding for or on account of, any future income, stamp or other taxes, levies, imposts, deductions, charges, or withholdings excluding taxes imposed on net income of the Holder (all such non-excluded taxes, levies, imposts, deductions, charges or withholdings being hereinafter called "TAXES"). If any Taxes are required to be withheld from any amounts so payable to the Holder hereunder, the amounts so payable to the Holder shall be increased to the extent necessary to yield to the Holder (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Note. Whenever any Tax is paid by the Obligor, as promptly as possible thereafter, the Obligor shall send to the Holder a certified copy of any original official receipt received by the Obligor showing payment thereof. If the Obligor fails to pay any Taxes when due to the appropriate taxing authority, the Obligor shall indemnify the Holder for any incremental taxes, interest or penalties that may become payable by the Holder as a result of any such failure.

                                  ARTICLE III
                             CONDITIONS TO THE LOAN

         SECTION 3.01. INITIAL CONDITIONS TO LOAN. The obligations of the Holder to make the Loan is subject to the following conditions precedent, all of which shall be in form and substance satisfactory to the Holder in its sole and absolute discretion:

         (a) NOTE. The Holder shall have received this Note, duly executed and delivered by the parties hereto, together with all Schedules, Exhibits and attachments hereto.

         (b) WARRANT. The Holder shall have received the Warrant, duly executed and delivered by the Obligor.

         (c) INSURANCE. The Holder shall have received copies of certificates and policies evidencing the insurance required under SECTION 5.03(a) of this Note.

         (d) SEARCHES. The Holder shall have received recently dated reports describing all Lien filings with respect to the Obligor. No such report shall list any Lien other than (i) Permitted Liens and (ii) Liens released on or before the Closing Date pursuant to such termination statements, releases and other documents as are acceptable to the Holder.

         (e) MANAGEMENT AGREEMENT. The Holder shall have received a copy of the form of Management Agreement to be duly executed and delivered as of the Closing Date, subject only to such non-material changes as are not adverse to the Obligor, certified by the Secretary or an Assistant Secretary of the Obligor as being a true, accurate and complete copy thereof.

         (f) VOTING TRUST AGREEMENT. The Holder shall have received a copy of the form of Voting Trust Agreement to be duly executed and delivered as of the Closing Date, subject only to such non-material changes as are not adverse to the Obligor, certified by the Secretary or an Assistant Secretary of the Obligor as being a true, accurate and complete copy thereof.

         (g) TAX SHARING AGREEMENT. The Holder shall have received a copy of the form of Tax Sharing Agreement to be duly executed and delivered as of the Closing Date, subject only to such non-material changes as are not adverse to the Obligor, certified by the Secretary or an Assistant Secretary of the Obligor as being a true, accurate and complete copy thereof.

         (h)     AUTHORIZATION DOCUMENTATION.  The Holder shall have received
(i) a copy of the articles of incorporation of the Obligor, certified by the Secretary of State of its state of incorporation of a recent date, and a certificate as to its good standing (including tax status) from the Secretary of States of its state of incorporation and each state in which its failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, each dated as of a recent date, and (ii) a certificate of the Secretary or an Assistant Secretary of the Obligor, dated the Closing Date and certifying
(A) that attached thereto is a true and complete copy of the certificate of incorporation and by-laws of the Obligor as in effect on the date of such certificate, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Obligor's board of directors authorizing the execution, delivery and performance of the Transactions, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, and (C) as to the incumbency and specimen signature of each officer of the Obligor executing this Note or the other Loan Documents.

         (i) CERTIFICATION. The Holder shall have received a certificate, dated as of the Closing Date, whereby the Obligor certifies as to the matters specified in SECTIONS 3.02.

         (j) LEGAL OPINION. The Holder shall have received a favorable written opinion of counsel for the Obligor in form and substance reasonably acceptable to the Holder and its counsel.

         (k) RELATED TRANSACTIONS. Each of the Related Transactions shall have been consummated in the manner contemplated by this Note, and the Holder shall have received a copy of the form of each material agreement pursuant to which the Related Transactions were so consummated, subject only to such non-material changes as are not adverse to the Obligor, certified by the Secretary or an Assistant Secretary of the Obligor as being a true, accurate and complete copy thereof.

         (l) FINANCIAL CONDITION. The Holder shall have received such information as it may require in order to satisfy itself as to the financial condition of the Obligor and STS and the lack of material contingent liabilities (other than as contemplated pursuant to the Transactions and Related Transactions) of the Obligor and STS.

         (m) LEGAL MATTERS. Legal matters incident to the Transactions and the execution and delivery of this Note and the other Loan Documents and to the transactions contemplated hereby shall be satisfactory to the Holder and its counsel.

         (n) CLOSING FEE. The Obligor shall have paid to the Holder on the Closing Date a closing fee of $15,000, which fee shall be due and payable and deemed fully earned and nonrefundable on the Closing Date.

         (o) CONSENTS. The Holder shall have received a copy of each consent to the Transactions required to be delivered in respect of any Indebtedness, duly executed and delivered to the Obligor, each certified by the Secretary or an Assistant Secretary of the Obligor as being a true, accurate and complete copy thereof.

         (p) FURTHER ASSURANCES. The Holder shall have received all further documents, notifications and other assurances reasonably required by the Holder in respect of the Transactions.

         SECTION 3.02. GENERAL CONDITIONS. The obligation of the Holder to make and continue the Loan is subject to the satisfaction of the Holder with the fulfillment of the following conditions:

         (a) REPRESENTATIONS. The representations and warranties set forth in ARTICLE IV shall be true and correct in all material respects with the same effect as though made on and as of such date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date).

         (b) COMPLIANCE. The Obligor shall be in compliance in all material respects with all the terms and provisions contained herein and in the other Loan Documents to be observed or performed, and at the time of and immediately after such borrowing, no Default or Event of Default shall have occurred and be continuing.

         (c) RELATED TRANSACTIONS. Within ten (10) Business Days after the Closing Date, the Holder shall have received a copy of each duly executed material agreement (including the Management Agreement, the Voting Trust Agreement and documents relating to Indebtedness incurred on the Closing Date) pursuant to which the Related Transactions were consummated, certified by the Secretary or an Assistant Secretary of the Obligor as being a true, accurate and complete copy thereof.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

         To induce the Holder to execute this Note and to make and continue the Loan, the Obligor represents and warrants to the Holder as follows:

         SECTION 4.01. ORGANIZATION; CORPORATE POWERS. The Obligor and its Subsidiaries are each duly organized, validly existing and in good standing under the laws of states of their respective organization. Each of the Obligor and its Subsidiaries has the requisite corporate power and authority, including all material licenses, registrations, permits, franchises, patents, copyrights, trademarks, trade names, consents and approvals, to own its property and assets and to carry on its business as now conducted and is qualified to do business and in good standing in every jurisdiction where such qualification is required, except where failure to so qualify could not have a Material Adverse Effect. The Obligor has all requisite corporate power and authority to consummate the Transactions and each of the Obligor and STS has all requisite corporate power and authority to consummate the Related Transactions to which it is a party.

         SECTION 4.02. AUTHORIZATION. The consummation of the Transactions and the Related Transactions (a) has been duly authorized by all requisite corporate action of the Obligor and STS, as applicable, and (b) will not (i) violate (A) any provision of law, statute, rule or regulation (including Regulations D, G, T, U or X) or the articles of incorporation or other constitutive documents or the by-laws or regulations of the Obligor or STS, (B) any order of any court, or any rule, regulation or order of any other agency of government binding upon the Obligor or STS, or (C) any provisions of any material indenture, agreement or other instrument to which the Obligor or STS is a party, or by which the Obligor or STS or any of their respective properties or assets is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any indenture, agreement or other instrument referred to in clause (b)(i)(C) above or (iii) result in the creation or imposition of any Lien (other than Permitted Liens) upon any property or assets of the Obligor.

         SECTION 4.03. GOVERNMENTAL APPROVAL. Except as specifically provided by the Loan Documents, no registration with or consent or approval of, or other action by, any federal, state or other governmental agency, authority or regulatory body is or will be required in connection with the consummation of the Transactions by the Obligor or the consummation of the Related Transactions.

         SECTION 4.04. ENFORCEABILITY. This Note constitutes, and each of the other Loan Documents when duly executed and delivered by the Obligor will constitute, legal, valid and binding obligations of the Obligor enforceable in accordance with its terms.

         SECTION 4.05. FINANCIAL MATTERS. The Obligor has heretofore furnished to the Holder the Obligor's audited financial statements for the fiscal year ended December 31, 1996 and unaudited financial statements for the eleven (11) month period ended November 30, 1997, which financial statements fairly state, in accordance with generally accepted accounting principles applied on a consistent basis, the Obligor's financial condition and results of operations as of the dates, and for the periods, set forth therein. Such financial statements and the notes thereto, together with the schedules to this Note, disclose all material liabilities, direct or contingent, of the Obligor and its Subsidiaries as of the dates thereof in accordance with generally accepted accounting principles applied on a consistent basis. The financial statements referred to in this SECTION 4.05 have been prepared on a consolidated and consolidating (in the case of the unaudited financial statements only) basis in accordance with generally accepted accounting principles applied on a consistent basis.

         SECTION 4.06. NO MATERIAL ADVERSE CHANGE. Since December 31, 1996, there has been no event or occurrence that could have a Material Adverse Effect.

         SECTION 4.07. SUBSIDIARIES. As of the Closing Date, all Subsidiaries of the Obligor are identified on SCHEDULE 4.07 hereto, together with the ownership interest of the Obligor in each such Subsidiary. As of the Closing Date, the Obligor does not have any subsidiaries and is not a partner or joint venturer in any partnerships or joint ventures except as set forth on
SCHEDULE 4.07 as of the Closing Date.

         SECTION 4.08. LITIGATION. There are no actions, suits or proceedings at law or in equity or by or before any arbitrator or any governmental instrumentality or other agency or regulatory authority now pending or threatened in writing against or, to the Obligor's knowledge, otherwise affecting, the Obligor (or any predecessor of the Obligor) or any of its Subsidiaries or the businesses, assets or rights of the Obligor (or any predecessor of the Obligor) or any of its Subsidiaries (a) which involve this Note or any of the other Loan Documents or any of the Transactions or the Related Transactions, or (b) as to which, if adversely determined, could, individually or in the aggregate, have a Material Adverse Effect.

         SECTION 4.09. COMPLIANCE WITH LAWS. Neither the Obligor (or any predecessor of the Obligor) nor any of its Subsidiaries is in violation in any material respect of any law, including any Environmental Law, or in default with respect to any judgment, writ, injunction, decree, rule or regulation of any court or governmental agency or instrumentality.

         SECTION 4.10.    ENVIRONMENTAL PROTECTION.  Except as specified in
SCHEDULE 4.10 and after giving effect to the Transactions and the Related
Transactions: (a) the business of the Obligor and its Subsidiaries, the methods and means employed by the Obligor and its Subsidiaries in the operation thereof (including all operations and conditions at or in the properties of the Obligor and its Subsidiaries), and the assets owned, leased, held or operated by the Obligor and its Subsidiaries, comply in all material respects with all applicable laws, rules, regulations, ordinances and codes of every kind, including Environmental Laws; (b) the Obligor and its Subsidiaries have obtained all permits under Environmental Laws necessary to its operations other than such permits the absence of which could not, individually or in the aggregate, have a Material Adverse Effect, and all such permits are in good standing and the Obligor and its Subsidiaries are in compliance with all material terms and conditions of such permits; and (c) neither the Obligor nor its Subsidiaries have received (i) any claim or notice of violation, lien, complaint, suit, order or other claim or notice to the effect that it is or may be liable to any Person as a result of (A) the environmental condition of any of their respective properties or any other property, or (B) the release or threatened release of any Hazardous Materials, or (ii) any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9604), or comparable state laws, and to the best of the Obligor's knowledge, none of the operations of the Obligor or its Subsidiaries are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any Hazardous Material at the Obligor's or its Subsidiaries' properties or at any other location, including any location to which the Obligor or its Subsidiaries have transported, or arranged for the transportation of, any Hazardous Materials.

         SECTION 4.11. AGREEMENTS. Neither the Obligor nor its Subsidiaries are a party to any agreement or instrument or subject to any restriction that has a present Material Adverse Effect. Neither the Obligor nor its Subsidiaries are in default in any manner (including a default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any material agreement or instrument to which it is a party) that could have a Material Adverse Effect.

         SECTION 4.12. FEDERAL RESERVE REGULATIONS. Neither the Obligor nor its Subsidiaries are engaged principally, or as of one of their important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. Neither the Loan nor any of the proceeds thereof, are for the purpose, whether immediate, incidental or ultimate of (a) buying or carrying Margin Stock, or (b) extending credit to others for the purpose of buying or carrying Margin Stock, or (c) refunding indebtedness originally incurred for such purpose, or for any purpose which entails a violation of, or which is inconsistent with, the provisions of Regulations of the Board, including Regulations D, G, T, U and X thereof.

         SECTION 4.13. TAXES. The Obligor and each of its Subsidiaries have filed or caused to be filed all Federal, state and local tax returns which are required to be filed by it, and has paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it, other than any taxes or assessments, the validity of which the Obligor is contesting in good faith by appropriate proceedings, and with respect to which the Obligor shall have set aside on its books adequate reserves.

         SECTION 4.14. LABOR AND EMPLOYMENT. The Obligor, each ERISA Affiliate and each Plan is in compliance in all material respects with those provisions of ERISA, the Internal

Revenue Code of 1986 and the Age Discrimination in Employment Act, and the regulations and published interpretations thereunder which are applicable to the Obligor, any ERISA Affiliate or such Plan. As of the date hereof, no Reportable Event has occurred with respect to any Pension Plan as to which the Obligor or any ERISA Affiliate was required to file a report with the Pension Benefit Guaranty Corporation. No Pension Plan (other than a Multiemployer
Plan) has any material amount of unfunded benefit liabilities (within the meaning of Section 4001(a)(18) of ERISA) or any accumulated funding deficiency (within the meaning of Section 302(a)(2) of ERISA), whether or not waived, and neither the Obligor nor any of its ERISA Affiliates has incurred or expects to incur any material withdrawal liability under Subtitle E of Title IV of ERISA to a Multiemployer Plan. No Plan of the Obligor or any ERISA Affiliate obligates any of such Persons to provide post-retirement medical benefits, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985. The Obligor and each ERISA Affiliate is in compliance in all material respects with all labor and employment laws, rules, regulations and requirements of all applicable domestic and foreign jurisdictions. There are no pending or threatened (in writing) labor disputes, work stoppages or strikes.

         SECTION 4.15. INVESTMENT COMPANY ACT; PUBLIC UTILITY HOLDING COMPANY ACT. Neither the Obligor nor any of its Subsidiaries is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940, or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

         SECTION 4.16. CAPITALIZATION. After giving effect to the Transactions and after the date hereof the record and beneficial (within the meaning of applicable rules and regulations promulgated by the Securities and Exchange Commission) owners of the equity interests of the Obligor (other than non- Affiliate members of the general investing public) are correctly set forth in SCHEDULE 4.16. Except for Liens granted pursuant to the Related Transactions, all such equity interests of Larry L. Asche, Diane L. Asche, Kevin M. Clark, Leon M. Monachos and Gary I. Goldberg are owned free and clear of all Liens, such Persons have the unencumbered right to vote all of such interests and there are no outstanding options, warrants (other than the Warrant) or rights to purchase, nor any agreement for the subscription, purchase or acquisition of, any of such interests.

         SECTION 4.17. PROPERTIES. The Obligor has good and marketable title to, or valid leasehold interests in, all of its material assets and properties reflected in its most recent balance sheet, except for such properties as are no longer useful in the conduct of its business or have been disposed of in the ordinary course of business, subject to no liens except for Permitted Liens. All such assets and properties are in good repair, working order and condition and all such assets and properties are owned by the Obligor free and clear of all Liens other than Permitted Liens.

         SECTION 4.18. INTELLECTUAL PROPERTY; LICENSES. The Obligor possesses adequate assets, licenses, patents, patent applications, copyrights, trademarks, trademark applications and tradenames to continue to conduct its business as heretofore conducted. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any of the foregoing which taken in isolation or when considered with all other such revocations or terminations could have a Material Adverse Effect. The Obligor has no notice or knowledge of any fact or any past, present or threatened occurrence that could preclude or impair the Obligor's ability to retain or obtain any authorization necessary for the operation of its businesses.

         SECTION 4.19. SOLVENCY. Neither the Obligor nor STS is insolvent and the execution and delivery of this Note and the other Loan Documents pursuant thereto and the consummation of the Transactions and the Related Transactions will not render the Obligor or STS insolvent. Each of the fair value and present fair saleable value of the assets of the Obligor or STS exceeds its respective liabilities. The Obligor understands that in this context "insolvent" means, with respect to any Person, that the present fair saleable value of the total assets of such Person is less than the amount of the total liabilities of such Person. The Obligor also understands that the term "liabilities" includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent (with contingent liabilities valued based on the Obligor's good faith estimate of the probability of occurrence). Neither the Obligor nor STS will be unable to pay its debts as they become absolute and mature. Neither the Obligor nor STS will incur debts beyond its ability to pay as they mature. The borrowing of the Loan and the consummation of the Transactions and the Related Transactions will not leave the Obligor or STS with property remaining in its hands constituting unreasonably small capital with which to conduct its business.

         SECTION 4.20. COMPLETE DISCLOSURE. All factual information furnished by or on behalf of the Obligor to the Holder for purposes of or in connection with this Note or the Transactions or Related Transactions is, and all other such factual information hereafter furnished by or on behalf of the Obligor will be, true and accurate in all material respects on the date as of which such information is furnished and not incomplete by omitting to state any fact necessary to make such information not misleading at such time in light of the circumstances under which such information was provided.

                                   ARTICLE V
                             AFFIRMATIVE COVENANTS

         The Obligor covenants and agrees with the Holder that, so long as this Note shall remain in effect or the principal hereof or interest hereon, any fee or any other expense or amount payable hereunder shall be unpaid, unless the Holder shall otherwise consent in writing, the Obligor shall:

         SECTION 5.01. EXISTENCE. Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence.

         SECTION 5.02. BUSINESSES AND PROPERTIES; COMPLIANCE WITH LAWS. At all times (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect the rights, licenses, registrations, authorizations, permits, franchises, patents, copyrights, trademarks and trade names, material to the conduct of its business, (b) maintain and operate its business in substantially the manner in which it is presently conducted and operated, (c) comply in all material respects with all laws and regulations applicable to the operation of such business, including all Environmental Laws, whether now in effect or hereafter enacted and with all other applicable laws and regulations, (d) take all action which may be required to obtain, preserve, renew and extend all franchises, registrations, licenses, permits and other authorizations which may be material to the operation of such business, (e) maintain, preserve and protect all property material to the conduct of such business, and (f) keep its property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.

         SECTION 5.03.    INSURANCE.

         (a) GENERAL INSURANCE. Maintain insurance coverage on its insurable properties, including all inventory, equipment and real property, against the perils of fire, theft, burglary, public liability, worker's compensation and business interruption and such other risks as are customary with companies similarly situated and in the same or similar business under policies issued by financially sound and reputable insurers having general policyholder ratings of at least AA in Best's Insurance Guide or any successor thereto, in such amounts as are customary with companies similarly situated and in the same or similar business. The Obligor shall pay all insurance premiums payable by it and, at the Holder's request, shall deliver copies of certificates of insurance (with copies of such policies) to the Holder. In case of any material loss, damage to or destruction of a substantial portion of any material property of the Obligor, the Obligor shall promptly give written notice thereof to the Holder generally describing the nature and extent of such damage or destruction, and the Obligor, whether or not the insurance proceeds, if any, received on account of such damage or destruction shall be sufficient for that purpose, at the Obligor's sole cost and expense, will promptly repair or replace the property so lost, damaged or destroyed.

         (b) KEY MAN LIFE INSURANCE. Within 20 Business Days after the Closing Date, obtain and maintain at all times thereafter key man life insurance coverage on the life of Larry L. Asche and Kevin M. Clark, each in a minimum amount of $1,000,000 and under a policy issued by financially sound and reputable insurers having general policyholder ratings of at least AA in Best's Insurance Guide or any successor thereto. The Obligor shall pay all insurance premiums payable by it in respect thereof and, within twenty (20) Business Day after the Closing Date, shall deliver the policy of such insurance (or certificate of insurance with a copy of such policy) to the Holder. Such insurance policy shall contain an assignment or pledge, as the case may be, of Obligor's beneficial interest in such policy to the Holder, in form and substance reasonably satisfactory to the Holder, providing that such insurance shall not be cancelable except upon 30 days' prior notice to the Holder.

         SECTION 5.04. OBLIGATIONS AND TAXES. Pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might give rise to liens or charges upon such properties or any part thereof; provided, however, that the Obligor shall not be required to pay and discharge or to cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Obligor shall have set aside on its books adequate reserves with respect thereto.

         SECTION 5.05.    FINANCIAL STATEMENTS; REPORTS.  Furnish to the
Holder:

         (a) ANNUAL STATEMENTS. Within 90 days after the end of each fiscal year (a) a balance sheet and income statement and cash flows statement of the Obligor showing the consolidated financial condition of the Obligor as of the close of such year and the results of consolidated operations during such year, all the foregoing financial statements to be audited by a "Big Four" independent public accounting firm and accompanied by the unqualified opinion of such accounting firm stating that such financial statements present fairly in all material respects the financial position for the periods indicated in conformity with generally accepted accounting principles consistently applied and (b) consolidating balance sheets and income statements for the Obligor showing the financial condition and results of operations of the Obligor as of the close of such fiscal year and the results of operations during such year, together with a certificate of a Financial Officer that such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied.

         (b) QUARTERLY STATEMENTS. Within 45 days after the end of each fiscal quarter, consolidated and consolidating balance sheets and income statements for the Obligor showing the financial condition and results of operations of the Obligor as of the end of each such quarter and for the then elapsed portion of the current fiscal year, together with a certificate of a Financial Officer that such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied.

         (c) MONTHLY STATEMENTS. Within 30 days after the end of each calendar month, consolidated and consolidating balance sheets and income statements for the Obligor showing the financial condition and results of operations of the Obligor as of the end of each such calendar month and for the then elapsed portion of the current fiscal year, together with a certificate of a Financial Officer that such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied.

         (d) ACCOUNTANT REPORTS. Promptly upon the receipt thereof, copies of all reports submitted to the Obligor by any accountants in connection with each audit of the financial statements of the Obligor made by such accountants, including any comment letters and other letters and documents submitted by such accountants to management in connection with all reviews and audits.

         (d) COMPLIANCE CERTIFICATE. Concurrently with the delivery of the financial statements referred to in SECTIONS 5.01(a) and (c) above, a certificate of a Financial Officer demonstrating, in reasonable detail with relevant calculations included, compliance with the financial covenants contained in ARTICLE VII for the period covered by such financial statements.

         (e) ADDITIONAL INFORMATION. Promptly, from time to time, such other information regarding the compliance by the Obligor with the terms of this Note and the other Loan Documents or the affairs, operations or condition (financial or otherwise) of the Obligor or any of its Subsidiaries as the Holder may request.

         SECTION 5.06. LITIGATION AND OTHER NOTICES. Give the Holder prompt written notice of the following:

         (a) ORDERS; INJUNCTIONS. The issuance by any court or governmental agency or authority of any injunction, order, decision or other restraint prohibiting, or having the effect of prohibiting, the making or continuation of the Loan or the initiation of any litigation or similar proceeding seeking any such injunction, order or other restraint.

         (b) LITIGATION. The filing or commencement of any action, suit or proceeding against the Obligor or any of its Subsidiaries whether at law or in equity or by or before any court or any federal, state, municipal or other governmental agency or authority and which, if adversely determined against the Obligor or any of its Subsidiaries could result in liability (not covered by independent third-party liability insurance) in excess of $200,000 in the aggregate.

         (c) ENVIRONMENTAL MATTERS. (i) Any release or threatened release of any Hazardous Material required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (ii) any remedial action taken by the Obligor or any of its Subsidiaries or any other Person in response to any Hazardous Material on, under or about the Obligor's or any of its Subsidiaries' properties or any other property, and
(iii) any violation by the Obligor or any of its Subsidiaries of any Environmental Law, in each case, which could result in a Material Adverse Effect.

         (d) DEFAULT. Any Default or Event of Default, specifying the nature and extent thereof and the action (if any) which is proposed to be taken with respect thereto.

         (e) MATERIAL ADVERSE EFFECT. Any development in the business or affairs of the Obligor or any of its Subsidiaries which could have a Material Adverse Effect.

         SECTION 5.07. ERISA. Comply in all material respects with the applicable provisions of ERISA and the provisions of the Internal Revenue Code of 1986 relating thereto and (a) furnish to the Holder as soon as possible, and in any event within 30 days after the Obligor knows or has reason to know thereof, notice of (i) the establishment by the Obligor or any ERISA Affiliate of any Pension Plan, (ii) the commencement by the Obligor or any ERISA Affiliate of contributions to a Multiemployer Plan, (iii) any failure by the Obligor or any ERISA Affiliate to make contributions required by Section 302 of ERISA (whether or not such requirement is waived pursuant to Section 303 of ERISA), or (iv) the occurrence of any Reportable Event with respect to any Pension Plan, together with a statement of the controller, treasurer or executive vice president of the Obligor setting forth details as to such Reportable Event and the action which the Obligor proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the Pension Benefit Guaranty Corporation if any notice is required to be given to said Corporation, (b) promptly after receipt thereof, a copy of any notice the Obligor or any ERISA Affiliate may receive from the Pension Benefit Guaranty Corporation relating to the intention of said Corporation to terminate any Pension Plan, or to appoint a trustee to administer any Pension Plan and
(c) promptly after receipt thereof, a copy of any notice of withdrawal liability from any Multiemployer Plan.

         SECTION 5.08. MAINTAINING RECORDS; ACCESS TO PREMISES AND INSPECTIONS. Maintain financial records in accordance with generally accepted practices. The Obligor shall, permit the Holder and its duly authorized representatives and agents to visit and inspect any of its properties, corporate books and financial records, to examine and make copies of its books of accounts and other financial records, and to discuss its affairs, finances and accounts with, and to be advised as to the same by, its officers, employees and independent public accountants (and by this provision the Obligor authorizes such accountants to discuss with the Holder the finances and affairs of the Obligor) at such reasonable times and reasonable intervals as the Holder may designate, in each case with prior notice to the Obligor (except during the continuance of any Default or Event of Default or while the Holder in good faith suspects a Default or Event of Default is continuing in which case such inspections may be made at any time without prior notice).

         SECTION 5.09. USE OF PROCEEDS. Immediately upon the Obligor's receipt thereof, all of the proceeds of the Loan shall be contributed in cash by the Obligor on the Closing Date to the common equity capital of STS.

                                   ARTICLE VI
                               NEGATIVE COVENANTS

         The Obligor covenants and agrees with the Holder that, so long as this Note shall remain in effect or the principal hereof or interest hereon, any fee or any other expense or amount payable hereunder shall be unpaid, unless the Holder shall otherwise consent in writing, it will not, either directly or indirectly:

         SECTION 6.01. INDEBTEDNESS. Incur, create, assume or permit to exist any Indebtedness, including pursuant to any Guaranty, except that the following Indebtedness is permitted: (a) Indebtedness incurred pursuant to this Note and the other Loan Documents, (b) Indebtedness incurred in the ordinary course of business with respect to customer deposits and trade payables not the result of borrowing and not evidenced by any note or other evidence of indebtedness, (c) Indebtedness incurred to acquire equipment to be used in the ordinary course of the Obligor's business, provided that the Lien securing such Indebtedness attaches solely to such equipment within twenty (20) days after the acquisition thereof and the principal amount of such Indebtedness does not exceed 100% of the cost of such equipment, (d) Indebtedness under capital leases relating to equipment to be used in the ordinary course of the Obligor's business, provided that the Lien securing such Indebtedness attaches solely to such equipment within twenty (20) days after the commencement date of such lease and the present value of rental payments under such lease does not exceed 100% of the cost of such equipment, (e) unsecured Guaranties by the Obligor of Indebtedness described in the foregoing clauses (c) and (d) incurred by its Subsidiaries other than STS and (f) Indebtedness, including as incurred pursuant to the Related Transactions, listed on SCHEDULE 6.01 hereto as of the Closing Date (provided that the Obligor shall not, directly or indirectly, purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any of the Indebtedness referred to in this clause (f), other than, in the case of Indebtedness incurred pursuant to the LaSalle Documents, as required in accordance with the terms thereof as of the Closing Date).

         SECTION 6.02. NEGATIVE PLEDGE. Create, incur, assume or permit to exist any Lien on any property or assets now owned or hereafter acquired by it or on any income or rights in respect of any thereof, except for the following (collectively "PERMITTED LIENS"):

         (a) Liens, if any, created pursuant to the Loan Documents in favor of the Holder;

         (b) Liens for or priority claims imposed by law which are incidental to the conduct of business or the ownership of properties and assets (including mechanic's and warehousemen's liens) and deposits, pledges or liens to secure statutory obligations, surety or appeal bonds or other liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money; provided, that in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith and adequate reserves have been set up by the Obligor as the case may be;

         (c) Liens securing the payment of taxes, assessments and governmental charges or levies incurred in the ordinary course of business, either (i) not delinquent, or (ii) being contested in good faith by appropriate legal or administrative proceedings and as to which the Obligor shall have set aside on its books adequate reserves, and so long as during the period of any such contest, the Obligor shall suffer no loss of any privilege of doing business or any other right, power or privilege necessary or material to the operation of its business;

         (d) Liens arising after the Closing Date securing Indebtedness permitted in SECTION 6.01 (other than clause (b) and, in the case of Indebtedness not secured as of the Closing Date, clause (f) thereof);

         (e) Liens listed on SCHEDULE 6.02 hereto as of the Closing Date, including, in the case of Liens incurred pursuant to the LaSalle Documents, any extensions or renewals thereof, or additions thereto, as required in accordance with the LaSalle Documents as in effect on the Closing Date; and

         (f) extensions, renewals and replacements of Liens referred to in paragraphs (a) through (e) of this SECTION 6.02; provided, however, that any such extension, renewal or replacement Lien shall be limited to the property or assets covered by the Lien extended, renewed or replaced and that the obligations secured by any such extension, renewal or replacement Lien shall be in an amount not greater than the amount of the obligations secured by the Lien extended, renewed or replaced.

         SECTION 6.03. SALE OF ASSETS. Sell, transfer or otherwise dispose of any of its assets, except (a) inventory disposed of in the ordinary course of business, and (b) equipment which is obsolete or no longer useful in the Obligor's business disposed of in the ordinary course of business.

         SECTION 6.04.    CONSOLIDATIONS, MERGERS OR PURCHASES OF ASSETS.
Merge into or consolidate or combine with any other Person, or purchase, lease or otherwise acquire (in one transaction or a series of related transactions) all or any part of the property or assets of any Person (other than purchases or other acquisitions of inventory, materials, leases, property and equipment in the ordinary course of business); provided that, the Obligor may acquire all or substantially all of the assets, or all of the capital stock, of another Person so long as (a) the Holder shall receive at least ten (10) Business Days prior written notice of such acquisition, together with a reasonably detailed description (including financials) thereof, (b) such acquisition of capital stock shall be consensual and shall have been approved by the target's board of directors and (c) at the time of such acquisition and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

         SECTION 6.05. RESTRICTED PAYMENTS. Except in respect of the Warrant, declare or pay, directly or indirectly, any dividend or distribution or make any other payment of any other kind to any of its shareholders or its Affiliates (including any redemption, purchase or acquisition of, whether in cash, property, securities or a combination thereof, any partnership interests or capital accounts or warrants, options or any of its other securities, other than, to the extent no Default or Event of Default is then pending or would result therefrom, in respect of employee bonuses and other incentives awarded pursuant to reasonable incentive programs approved by the Holder in advance (which approval shall not be unreasonably withheld)) or set apart any sum for the aforesaid purposes.

         SECTION 6.06. INVESTMENTS, LOANS AND ADVANCES. Purchase, or hold beneficially any stock, other securities or evidences of Indebtedness of, or make or permit to exist any loans or advances to, or make any investment (other than the investment in STS required to be made hereunder on the Closing Date pursuant to the Related Transactions) or acquire any interest whatsoever in, any other Person (including the formation or acquisition of any Subsidiaries).

         SECTION 6.07. TRANSACTIONS WITH AFFILIATES. Sell or transfer any assets to, or purchase or acquire any assets of, any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of the Obligor's business and upon fair and reasonable terms that are no less favorable to the Obligor than would be obtained in a comparable arm's length transaction with a Person not an Affiliate of the Obligor. Make any loan, advance or investment (other than the investment in STS required to be made hereunder on the Closing Date pursuant to the Related Transactions) in, or otherwise engage in any material transaction with any Affiliate, except as permitted by SECTIONS 6.01 and 6.04.

         SECTION 6.08. LINE OF BUSINESS. Engage, directly or indirectly, in any material line of business substantially different from those lines of business engaged in by the Obligor as of the Closing Date.

         SECTION 6.09. FISCAL YEAR, ACCOUNTING. Change its fiscal year or method of accounting (other than immaterial changes and methods), except as required by generally accepted accounting principles.

         SECTION 6.10. LIMITATIONS ON SALE OF ASSETS, DISTRIBUTIONS. Permit or place any material restriction, directly or indirectly, on the sale, pledge, transfer or other disposition of any material asset, other than (a) such restrictions as ordinarily appear in contracts entered into in the ordinary course of business, examples of which include restrictions on the ability to assign leases or contract rights and (b) obligations and the restrictions arising under this Note and the other Loan Documents and Indebtedness described on SCHEDULE 6.01 as in effect as of the Closing Date.

         SECTION 6.11. ISSUANCE OF EQUITY INTERESTS. Except with respect to the Warrant, without the prior written approval of the Holder (which approval shall not be unreasonably withheld), issue any capital stock or other equity interests or any options or warrants to purchase, or securities convertible into, capital or equity interests, other than, to the extent no Default or Event of Default is then pending or would result therefrom, in respect of employee bonuses and other incentives awarded pursuant to reasonable incentive programs approved by the Holder in advance (which approval shall not be unreasonably withheld).

         SECTION 6.12. CERTAIN DOCUMENTS. Amend, modify or waive (or agree to the amendment, modification or waiver of) any term or provision of its certificate of incorporation or bylaws.

         SECTION 6.13. OPERATING LEASES. Not acquire or use the possession of any property under any operating lease or similar arrangement, other than leases of equipment in the ordinary course of the Obligor's business.

                                  ARTICLE VII
                              FINANCIAL COVENANTS

         The Obligor covenants and agrees with the Holder that, so long as this Note shall remain in effect or the principal hereof or interest hereon, any fee or any other expense or amount payable hereunder shall be unpaid, unless the Holder shall otherwise consent in writing, the Obligor will not, either directly or indirectly:

         SECTION 7.1. TANGIBLE NET WORTH. Permit the Obligor's Tangible Net Worth (computed on a consolidated basis, but excluding STS) to be less than $4,000,000 at any time.

         SECTION 7.2. MINIMAL ANNUAL NET INCOME. Permit the Obligor's net income (computed on a consolidated basis in accordance with generally accepted accounting principles consistently applied, but excluding STS) to be less than $1,200,000 as at the end of any fiscal year of the Obligor and, further, not less than $150,000 as at the end of the first fiscal quarter of the Obligor's 1998 fiscal year and $200,000 as at the end of any fiscal quarter thereafter.

         SECTION 7.3. LEVERAGE RATIO. Permit the Obligor's Leverage Ratio (computed on a consolidated basis, but excluding STS) to be greater than 3.00 to 1.00 at any time.

                                  ARTICLE VIII
                                    DEFAULTS

         SECTION 8.01. EVENTS OF DEFAULT. Each of the following events shall constitute events of default ("EVENTS OF DEFAULT") hereunder:

         (a) default shall be made in the payment of any principal or interest on the Loan or any other amount payable hereunder, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

         (b) any representation or warranty made by or on behalf of the Obligor in connection with this Note or the other Loan Documents or any of the Transactions shall prove to have been false or misleading in any material respect when made;

         (c) default shall be made in the due observance of any covenant, condition or agreement on the part of the Obligor contained in SECTIONS 5.01, 5.05, 5.06, ARTICLE VI OR ARTICLE VII;

         (d) default shall be made in the due observance or performance of any other covenant, condition or agreement to be observed or performed by the Obligor pursuant to the terms of this Note or the other Loan Documents and such default shall continue unremedied for a period of 30 days after the earlier of
(i) written notice from the Holder of such default or (ii) actual knowledge by the Obligor of such default;

         (e)     the Obligor or STS or AGC Transportation Services, Inc. shall
(i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other federal or state bankruptcy, insolvency or similar law, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for itself or for a substantial part of its properties or assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable generally, or admit in writing its inability, to pay its debts as they become due, (vii) suspend the transaction of all or a substantial portion of its usual business or (viii) take corporate action for the purpose of effecting any of the foregoing;

         (f) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Obligor or any of its Subsidiaries or a substantial part of any of its properties or assets under Title 11 of the United States Code or any other federal or state bankruptcy, insolvency or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator or similar official for the Obligor or any of its Subsidiaries or for a substantial part of its properties, or (iii) the winding-up or liquidation of the Obligor or any of its Subsidiaries; and such proceeding or petition shall continue undismissed for 30 days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for 30 days;

         (g) (i) a default or event of default shall occur and be continuing (after the expiration of all applicable cure periods, if any) under or in connection with any Indebtedness of the Obligor or any event shall occur if the effect of any such default or event shall be to accelerate, or to permit the holder or obligee of any Indebtedness (or any trustee or agent on behalf of such holder or obligee) to accelerate (with or without notice or lapse of time or both), the maturity of Indebtedness in an aggregate amount in excess of $200,000; or (ii) any payment of principal or interest, regardless of amount, on any Indebtedness of the Obligor in an aggregate principal amount in excess of $200,000, shall not be paid when due, whether at maturity, by acceleration or otherwise (after giving effect to any period of grace specified in the instrument evidencing or governing such Indebtedness);

         (h) (i) a Reportable Event shall have occurred with respect to any Pension Plan or a notice of intent to terminate a Pension Plan shall have been furnished to the affected parties (as provided in Section 4041(c)(1) of ERISA); or (ii) the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Pension Plan, or a trustee shall have been appointed by a United States District Court to administer any Pension Plan, if in any such case such Pension Plan then has an amount of unfunded benefit liabilities (within the meaning of Section 4001(a)(18) of ERISA); or (iii) the Obligor or any ERISA Affiliate incurs withdrawal liability to any Multiemployer Plan under subtitle E of Title IV of ERISA, which, in the case of any of the foregoing, could reasonably be expected to have a Material Adverse Effect;

         (i) a final judgment for the payment of money in excess of $200,000 shall be rendered by a court or other tribunal against the Obligor and shall remain undischarged for a period of 30 consecutive days during which execution of such judgment shall not have been stayed effectively or final judgments for the payment of money aggregating in excess of $200,000 shall be rendered against the Obligor and such judgments shall remain undischarged for a period of 30 consecutive days during which execution of such judgments shall not have been stayed effectively;

         (j) the Warrant shall cease to be in full force and effect, enforceable in accordance with its terms, or the Obligor shall assert the invalidity of the Warrant;

         (j) the Management Agreement shall cease to be in full force and effect, enforceable in accordance with its terms, or the Obligor or STS shall assert the invalidity of the Management Agreement, or the Obligor shall fail to receive from STS pursuant to the Management Agreement a cash fee (subject to no offset or similar right) of not less than $480,000 per annum;

         (k) the Tax Sharing Agreement shall cease to be in full force and effect, enforceable in accordance with its terms, or STS shall assert the invalidity of the Tax Sharing Agreement, or the Obligor shall fail to receive from STS the amounts required to be so received pursuant to the Tax Sharing Agreement;

         (l) a default or event of default shall occur under any of the other Loan Documents, which shall remain uncured after the expiration of any applicable cure period, if any; or

         (m)     a Change of Control shall occur.

         SECTION 8.02. REMEDIES UPON DEFAULT. Upon the occurrence of any Event of Default (other than an event described in SECTION 8.01(e) or (f)), and at any time thereafter during the continuance of such event, the Holder may, by written notice to the Obligor, declare this Note to be forthwith due and payable, whereupon the principal hereof, together with accrued interest hereon and any unpaid accrued fees and all other liabilities of the Obligor accrued hereunder and under the other Loan Documents, shall become forthwith due and payable both as to principal and interest, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Obligor, anything contained herein to the contrary notwithstanding. Upon the occurrence of any event described in SECTION 8.01(e) or (f), the principal amount outstanding hereunder, together with all accrued interest hereon and any accrued unpaid fees and all other liabilities of the Obligor accrued hereunder and under the other Loan Documents, shall automatically become due and payable, both as to principal and interest, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Obligor, anything contained herein to the contrary notwithstanding.

                                   ARTICLE IX
                                 MISCELLANEOUS

         SECTION 9.01. NOTICES. (a) Notices and other communications provided for herein and in the other Loan Documents shall be in writing and shall be delivered personally or mailed, by certified or registered mail, postage prepaid or delivered by overnight courier addressed:

                 IF TO THE HOLDER:
                 Aim Financial Corporation
                 30 North LaSalle Street
                 Suite 4030
                 Chicago, Illinois  60602
                 Attention:       Tim Ozark
                 Telephone:       (312) 357-9000

                 With a copy to:

                 Winston & Strawn
                 35 West Wacker Drive
                 Chicago, Illinois  60601
                 Attention:       Ronald H. Jacobson
                 Telephone:       (312) 558-5600

                 IF TO THE OBLIGOR:
                 Aasche Transportation Services, Inc.
                 10214 North Mt.Vernon Road
                 Shannon, Illinois  61078
                 Attention:       Leon Monachos
                 Telephone:       (815) 864-2421

                 With a copy to:

                 Sachnoff & Weaver, Ltd.
                 30 South Wacker Drive, 29th Floor
                 Chicago, Illinois  60606-7484
                 Attention:       Joel Schaider
                 Telephone:       (312) 207-1000

         (b) All notices and other communications given to any party hereto in accordance with the provisions of this Note shall be deemed to have been given on the date of receipt, in each case addressed to such Person as provided in this SECTION 9.01 or in accordance with the latest unrevoked direction from such Person.

         SECTION 9.02. SURVIVAL OF AGREEMENT. All covenants, agreements, representations and warranties made by the Obligor herein and in the other Loan Documents shall be considered to have been relied upon by the Holder and shall survive the making by the Holder of the Loan and the execution and delivery to the Holder of this Note evidencing the Loan and shall continue in full force and effect until this Note and all accrued interest hereon and all other Obligations then due and payable have been fully paid and the Holder has no further commitment to lend hereunder.

         SECTION 9.03. SUCCESSORS AND ASSIGNS. Whenever in this Note any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Obligor or the Holder that are contained in this Note shall bind and inure to the benefit of their respective successors and assigns. The Obligor may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Holder. The Holder shall have the right to sell participations in and make assignments of all or any part of the Loan and this Note in its sole and absolute discretion and without the consent of or notice to the Obligor.

         SECTION 9.04. EXPENSES OF THE HOLDER; INDEMNITY. (a) The Obligor agrees to pay all fees and expenses reasonably incurred by the Holder (including the fees and expenses of the Holder's counsel and its paralegals, field exam expenses and related fees and environmental audit, title insurance and appraisal fees) in connection with the preparation and administration of this Note and the other Loan Documents, or with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions shall be consummated) or incurred by the Holder (including the fees and expenses of the Holder's counsel and its paralegals) in connection with the enforcement of its rights in connection with this Note or the other Loan Documents. The Obligor further agrees that it shall indemnify the Holder from and hold it harmless against any documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of this Note or any of the other Loan Documents.

         (b) The Obligor agrees to indemnify the Holder and its Affiliates, directors, officers, employees and agents (each, an "Indemnified Person") against, and to hold each Indemnified Person harmless from, any and all losses, claims, damages, liabilities, penalties, actions, judgments, suits, costs, and related expenses, including legal and paralegal fees and expenses, incurred by or asserted against any such Indemnified Person arising out of, in any way connected with, or as a result of any claim, investigation, litigation or other proceeding relating to (i) this Note or the other Loan Documents, (ii) the performance by the Obligor of its respective obligations hereunder and thereunder, (iii) the consummation of the Transactions, (iv) the release of Hazardous Materials, including any damage or injury resulting from any such Hazardous Materials to or affecting the Obligor's properties or the soil, water, air, vegetation, buildings, personal property, persons or animals located on such properties or on any other property or otherwise, or (v) any
violation of any Environmental Laws.   The foregoing indemnity includes the
cost of remedial action to the extent required to cause the Obligor's properties to be in compliance with all applicable Environmental Laws. Notwithstanding the foregoing, this indemnity shall not extend to any Indemnified Person to the extent any such loss, claim, damage, liability or related expense arises solely from the gross negligence or willful misconduct of such Indemnified Person.

         (c) The provisions of this Section shall remain operative and in full force and effect regardless of the expiration of the term of this Note or the other Loan Documents, the consummation of the Transactions, the repayment of the Loan, the invalidity or unenforceability of any term or provision of this Note or any of the other Loan Documents, or any investigation made by or on behalf of the Holder. All amounts due under this SECTION 9.04 shall be payable on written demand in reasonable detail therefor.

         SECTION 9.05. RIGHT OF SETOFF. The Holder is hereby authorized at any time and from time to time after the occurrence and during the continuance of an Event of Default to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Holder to or for the credit or the account of the Obligor to amounts then due and payable under this Note and the other Loan Documents, irrespective of whether or not the Holder shall have made any demand under this Note or any of the other Loan Documents. The rights of the Holder under this SECTION 9.05 are in addition to other rights and remedies (including other rights of setoff) which the Holder may have under applicable law.

         SECTION 9.06. APPLICABLE LAW. THIS NOTE AND EACH OF THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS, WITHOUT GIVING EFFECT TO ILLINOIS CHOICE OF LAW DOCTRINE.

         SECTION 9.07. WAIVERS. No failure or delay of the Holder in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Holder hereunder are cumulative and not exclusive of any rights or remedies which it would otherwise have. No waiver of any provision of this Note or the other Loan Documents, or consent to any departure by the Obligor therefrom shall in any event be effective unless the same shall be authorized as provided in SECTION 9.08, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Obligor in any case shall entitle the Obligor to any other or further notice or demand in similar or other circumstances.

         SECTION 9.08. AMENDMENTS. Neither this Note nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Obligor and the Holder.

         SECTION 9.09. SEVERABILITY. In the event any one or more of the provisions contained in this Note or the other Loan Documents should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not in any way be affected or impaired thereby.

         SECTION 9.10. COUNTERPARTS. This Note may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one contract, and shall become effective when copies hereof which, when taken together, bear the signatures of each of the parties hereto shall be delivered or mailed to the Holder and the Obligor.

         SECTION 9.11. HEADINGS. Article and Section headings and the Table of Contents used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Note.

         SECTION 9.12. CONSENT TO JURISDICTION. THE OBLIGOR HEREBY IRREVOCABLY AGREES THAT ANY SUIT, ACTION, PROCEEDING OR CLAIM AGAINST IT ARISING OUT OF OR IN ANY WAY RELATING TO THIS NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, OR ANY JUDGMENT ENTERED BY ANY COURT IN RESPECT THEREOF, MAY BE BROUGHT OR ENFORCED IN THE STATE OR FEDERAL COURTS LOCATED IN CHICAGO, ILLINOIS AND THE OBLIGOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY PROCEEDING BROUGHT IN CHICAGO, ILLINOIS AND FURTHER IRREVOCABLY WAIVES ANY CLAIMS THAT ANY SUCH PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

         SECTION 9.13. WAIVER OF JURY TRIAL. THE OBLIGOR AND THE HOLDER HEREBY EXPRESSLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT, POWER, OR REMEDY UNDER OR IN CONNECTION WITH THIS NOTE OR ANY OTHER LOAN DOCUMENT OR UNDER OR IN CONNECTION WITH ANY AMENDMENT, INSTRUMENT, DOCUMENT, OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH THIS NOTE OR ANY OTHER LOAN DOCUMENT, AND AGREE THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THE TERMS AND PROVISIONS OF THIS SECTION CONSTITUTE A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS NOTE.

         SECTION 9.14. INTEREST LIMITATION. Anything in this Note or any Loan Document to the contrary notwithstanding, the Obligor shall never be required to pay interest at a rate in excess of the highest lawful rate, and if the effective rate of interest that would otherwise be payable under this Note or any Loan Document would exceed the highest lawful rate, or if any holder of this Note shall receive monies that are deemed to constitute interest which would increase the effective rate of interest payable under this Note or any Loan Document to a rate in excess of the highest lawful rate, then (a) the amount of interest that would otherwise be payable under this Note and the Loan Documents shall be reduced to the amount allowed under applicable law, and (b) any interest paid in excess of the highest lawful rate shall, at the option of the holders of this Note, be either refunded to the payor or credited on the principal of this Note.

         SECTION 9.15. LOAN DOCUMENTS. In the event of any conflict or inconsistency between the terms and provisions of this Note and those of any other Loan Document, the terms and provisions of this Note shall govern and control to the extent of such conflict or inconsistency.


                            [signature page follows]

         IN WITNESS WHEREOF, the parties hereto have caused this Senior Unsecured Term Note to be duly executed by their duly authorized officers, all as of the day and year first above written.



                          OBLIGOR:

                          AASCHE TRANSPORTATION SERVICES, INC.


                          By: /s/ Leon M. Monachos
                             -------------------------------------------------

                          Title: Chief Financial Officer
                                ----------------------------------------------


                          HOLDER:

                          AIM FINANCIAL CORPORATION


                          By: /s/ Timothy K. Ozane
                             -------------------------------------------------

                          Title: President
                                ----------------------------------------------